TRIBUTARY FUNDS, INC.
                                   ("FUNDS")

                      STATEMENT PURSUANT TO RULE 17G-1(G)

     I hereby certify that the following resolutions were duly adopted by the Board of Directors of the Funds on February 15, 2011, by a majority of the Board of Directors of the Funds, including the members who are not "interested persons" (as defined by the Investment Company Act of 1940, as amended).

RESOLVED, that, after due consideration of all relevant factors, including but not limited to the value of the aggregate assets of Tributary Funds, Inc. (the "Funds") to which any covered person may have access, the type and terms of the arrangements made for custody and safekeeping of such assets, and the nature of the securities in the Funds' portfolio, the fidelity bond issued by Great
American Insurance Company in the amount of $1,000,000 is determined to be reasonable and is hereby ratified, confirmed, and approved;

FURTHER RESOLVED, that the officers of the Funds be, and each hereby is, authorized, empowered and directed to increase or decrease the amount of the fidelity bond at any time and from time to time as they may deem necessary or appropriate to comply with Rule 17g-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), such determination to be conclusively evidenced by such acts;

FURTHER RESOLVED, that the authorization of the payment of the Funds' premium with respect to such bond by the officers of the Funds be, and it hereby is, ratified, confirmed, and approved; and

FURTHER RESOLVED, that the Secretary of the Funds shall be the designated officer of the Funds under Rule 17g-1(h) under the 1940 Act, who shall make the filings and give notices required by paragraph (g) of the same rule.

Premiums have been paid for the period from 12:01 a.m. on December 31, 2010 to 12:01 a.m. on October 1, 2011.



/s/ Evan C. Williams
--------------------
Evan C. Williams
Secretary

Dated:  February 23, 2011